UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Preliminary information statement.

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

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The RBB Fund, Inc.

(Name of Registrant as Specified in Its Charter)

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JOINT INFORMATION STATEMENT

ADARA SMALLER COMPANIES FUND

AQUARIUS INTERNATIONAL FUND

(EACH AN INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

November 30, 2018

Dear Shareholder:

This letter is being provided to shareholders of the Adara Smaller Companies Fund (the “Adara Fund”) and the Aquarius International Fund (the “Aquarius Fund” and, together with the Adara Fund, the “Funds”), each a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of new sub-advisory agreements with two existing sub-advisers.

Altair Advisers LLC (“Altair” or the “Adviser”) and the Company are required to furnish shareholders with information about new sub-advisory agreements. This notification is a condition of an exemptive order that Altair and the Company received from the Securities and Exchange Commission permitting Altair, as each Fund’s investment adviser, to hire new sub-advisers or make changes to existing sub-advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Funds’ shareholders.

The enclosed “Joint Information Statement” provides information relating to the approval of new sub-advisory agreements with two existing sub-advisers of the Funds due to changes in ownership of the two sub-advisers. The approval of the new sub-advisory agreements as described in the Joint Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Funds.

Best regards,

Salvatore Faia

President

The RBB Fund, Inc., on behalf of the Adara Smaller Companies Fund and Aquarius International Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF JOINT INFORMATION STATEMENT

The Joint Information Statement is available at http://rbbfund.com/our-funds

ADARA SMALLER COMPANIES FUND

AQUARIUS INTERNATIONAL FUND

(EACH AN INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

JOINT INFORMATION STATEMENT

November 30, 2018

This Joint Information Statement is being provided to the shareholders of the Adara Smaller Companies Fund (the “Adara Fund”) and the Aquarius International Fund (the “Aquarius Fund” and, together with the Adara Fund, the “Funds”), each a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding (i) a new sub-advisory agreement among Altair Advisers LLC (“Altair” or the “Adviser”), Pier Capital, LLC (“Pier”) and the Company, on behalf of the Adara Fund; (ii) a new sub-advisory agreement among Altair, Aperio Group, LLC (“Aperio”) and the Company, on behalf of the Adara Fund; and (iii) a new sub-advisory agreement among Altair, Aperio and the Company, on behalf of the Aquarius Fund. This Joint Information Statement will be available at http://rbbfund.com/our-funds until February 28, 2019. A paper or email copy of this Joint Information Statement may be obtained, without charge, upon request addressed to: [Name of Fund], c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701 or by calling 1-844-261-6482.

This is a joint information statement for multiple series of the Company. You may not own shares of all Funds included in this Joint Information Statement. THIS JOINT INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUNDS’ SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 32 separate portfolio series, including the Funds.

Adara Smaller Companies Fund

The Adara Fund seeks capital appreciation. The Adara Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 80% of its net assets (including borrowing for investment purposes) in equity securities of small or micro-cap companies. The Adara Fund utilizes a “multi-manager” approach whereby the Fund's assets are allocated to one or more sub-advisers (“Sub-Advisers”) in percentages determined at the discretion of the Adviser.

In addition to Pier and Aperio, the Adara Fund’s Sub-Advisers consist of the following: Driehaus Capital Management LLC, Granite Investment Partners, LLC, Pacific Ridge Capital Partners, LLC and River Road Asset Management, LLC.

The Sub-Advisers implement a number of different investment strategies and styles within the small and micro-cap universe. The Sub-Advisers implement one or more of the following investment strategies: (i) Small or Micro-Cap Growth; (ii) Small or Micro-Cap Value; (iii); Small or Micro-Cap Core; and (iv) Tax Loss Harvesting.

The Adviser and the Company have entered into sub-advisory agreements with each Sub-Adviser to manage the investment and reinvestment of such portions of the assets of the Adara Fund as the Adviser may from time to time allocate to such Sub-Adviser for management.

For their services, each Sub-Adviser is entitled to receive a fee based upon a percentage of the Adara Fund’s average daily net assets, which will be paid by the Adara Fund and not by the Adviser. The Adviser selects Sub-Advisers based upon the Sub-Adviser’s skills in managing assets pursuant to particular investment styles and strategies. The Adviser monitors existing Sub-Advisers based on their investment styles, strategies, and results in managing assets for specific asset classes. Each Sub-Adviser has discretion to select portfolio securities for its portion of the Adara Fund’s assets, but must select those securities according to the Fund's investment objectives and restrictions. The Adara Fund is not required to invest with any minimum number of Sub-Advisers, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser. The Adviser may change the allocation of the Adara Fund’s assets among the available Sub-Advisers, and may add or remove Sub-Advisers, at any time, which may change the sub-advisory fees payable by the Fund. However, in no event will the total sub-advisory fees exceed the annual rate of 1.00% of the Adara Fund’s average daily net assets.

The Adara Fund has registered one class of shares and the Adara Fund is currently only available to clients of the Adviser and to other investors at the Fund's discretion. The Adviser does not receive a separate management fee from the Adara Fund. However, pursuant to the Adara Fund’s investment advisory agreement with the Adviser, the Adviser is entitled to receive reimbursement for out-of-pocket expenses it incurs in connection with its compliance monitoring of Fund trading, up to 0.01% of the Fund’s average daily net assets.

Aquarius International Fund

The Aquarius Fund seeks capital appreciation. The Aquarius Fund seeks to achieve its investment objective by investing, under normal circumstances, primarily in securities of companies located outside the United States, including emerging market countries. The Aquarius Fund utilizes a “multi-manager” approach whereby the Fund's assets are allocated to one or more sub-advisers (“Sub-Advisers”) in percentages determined at the discretion of the Adviser.

In addition to Aperio, the Aquarius Fund’s Sub-Advisers consist of the following: Driehaus Capital Management LLC, Mawer Investment Management Ltd. and Setanta Asset Management Limited.

The Sub-Advisers implement a number of different investment strategies and styles within the international universe. The Sub-Advisers implement one or more of the following investment strategies: (i) Developed Market; (ii) Emerging Market; and (iii) Tax Loss Harvesting.

The Adviser and the Company have entered into sub-advisory agreements with each Sub-Adviser to manage the investment and reinvestment of such portion of the assets of the Aquarius Fund as the Adviser may from time to time allocate to such Sub-Adviser for management.

For their services, each Sub-Adviser is entitled to receive a fee based upon a percentage of the Aquarius Fund’s average daily net assets, which will be paid by the Aquarius Fund and not by the Adviser. The Adviser selects Sub-Advisers based upon the Sub-Adviser’s skills in managing assets pursuant to particular investment styles and strategies. The Adviser monitors existing Sub-Advisers based on their investment styles, strategies, and results in managing assets for specific asset classes. Each Sub-Adviser has discretion to select portfolio securities for its portion of the Aquarius Fund’s assets, but must select those securities according to the Fund's investment objectives and restrictions. The Aquarius Fund is not required to invest with any minimum number of Sub-Advisers, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser. The Adviser may change the allocation of the Aquarius Fund’s assets among the available Sub-Advisers, and may add or remove Sub-Advisers, at any time, which may change the sub-advisory fees payable by the Fund. However, in no event will the total sub-advisory fees exceed the annual rate of 0.90% of the Aquarius Fund’s average daily net assets.

The Aquarius Fund has registered one class of shares and the Aquarius Fund is currently only available to clients of the Adviser and to other investors at the Fund's discretion. The Adviser does not receive a separate management fee from the Aquarius Fund. However, pursuant to the Aquarius Fund’s investment advisory agreement with the Adviser, the Adviser is entitled to receive reimbursement for out-of-pocket expenses it incurs in connection with its compliance monitoring of Fund trading, up to 0.03% of the Fund’s average daily net assets.

Pier Capital, LLC and the Pier Agreement

At a regular meeting of the Board of Directors of the Company (the “Board”) held on May 9-10, 2018, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new sub-advisory agreement among the Adviser, Pier and the Company, on behalf of the Adara Fund (the “Pier Agreement”). The Pier Agreement became effective on September 1, 2018.

A change in ownership of Pier necessitated the Board’s approval of the Pier Agreement. Jan Eric Parsons previously held 100% of the outstanding voting securities (class A) of Pier. Effective September 1, 2018, class B shares of Pier, which did not have voting rights, converted to class A shares and effectively diluted Mr. Parsons voting rights to approximately 15%. Pier’s remaining class A shares are now divided among seven other Pier employees. The conversion of shares resulted in no person holding 25% or more of the outstanding voting securities of Pier.

Since inception of the Adara Fund, Pier has been a Sub-Adviser to the Fund pursuant to a sub-advisory agreement among the Adviser, Pier and the Company, on behalf of the Adara Fund. The change in control of Pier was deemed to be an assignment, and, in accordance with the terms of the prior agreement between the Adviser, Pier and the Company, the prior agreement automatically terminated. The Board's approval of a new sub-advisory agreement was necessary for Pier to continue to serve as a Sub-Adviser responsible for managing a portion of the Adara Fund’s assets. The change of control is not expected to have any material impact on Pier’s investment philosophy or management approach or on how Pier manages its portion of the Fund’s assets.

The terms of the Pier Agreement are identical to the terms of the prior sub-advisory agreement with respect to services provided by Pier. In addition, the sub-advisory fees payable to Pier by the Adara Fund under the Pier Agreement are identical to the fees payable under the prior sub-advisory agreement.

The Pier Agreement provides that Pier will have full power and authority to supervise and direct the investment of its allocated portion of the Adara Fund’s assets on a discretionary basis in accordance with (i) the Adara Fund’s investment objectives, policies and restrictions set forth in the Adara Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures established by the Adviser, the Company’s Chief Compliance Officer or the Company’s Board that has been furnished in writing by the Adviser to Pier, (ii) the written instructions and directions received from the Adviser or the Adara Fund; and (iii) the requirements of the 1940 Act, the Investment Advisers Act of 1940, the Internal Revenue Code of 1986 and all other applicable federal and state laws governing the performance of Pier’s duties under the Pier Agreement, all as may be in effect from time to time. Pier may purchase, sell and otherwise deal with its allocated portion of the Adara Fund’s assets (including exercising all voting rights, granting or withholding consent or taking other actions with respect to the assets), in the name and on behalf of the Adara Fund in a manner consistent with the provisions of the Pier Agreement.

The Pier Agreement provides that Pier is authorized to place orders for the execution of securities transactions on behalf of the Adara Fund with or through such broker-dealers as it may reasonably select, subject to its duty to obtain “the combination of best net price and execution” under the circumstances. In selecting brokers or dealers to execute transactions on behalf of the Adara Fund, Pier will make its selection based on its expectation of the most advantageous combination of execution, service and price under the circumstances, taking into consideration all relevant factors, including but not limited to price, execution capabilities, reputation, infrastructure, reliability, financial resources, quality of research products or services, and other value-added services. Pier may pay a broker or dealer a commission in excess of the commission another broker or dealer may have charged, provided Pier has determined in good faith that such commission is reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) provided to the Adara Fund and other accounts over which Pier exercises investment discretion. Pier may utilize a broker or dealer that is an affiliate to the extent permitted by the 1940 Act. If the Adara Fund or Adara Fund assets are a “plan” or an “employee benefit plan” under the Employee Retirement Income Security Act of 1974, Pier will comply in all material respects with the requirements of PTE 86-128. Nothing in the Pier Agreement will preclude Pier from combining orders for the sale or purchase of securities for the Adara Fund with orders for other accounts managed by Pier, provided that such action is consistent with Pier’s fiduciary obligations to the Adara Fund.

The Pier Agreement provides that it will continue in effect for an initial term ending August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Adara Fund, and (ii) by vote of a majority of the Directors of the Company who are not interested persons of the Company, the Adviser or Pier, cast in person at a meeting called for the purpose of voting on such approval. The Pier Agreement may at any time be terminated on 60 days’ written notice to Pier either by vote of the Board or by vote of a majority of the outstanding voting securities of the Adara Fund. The Pier Agreement will automatically terminate in the event of its assignment or upon the termination of the Adviser’s Investment Advisory Agreement with the Company, on behalf of the Adara Fund. The Pier Agreement may be terminated by Pier on 60 days’ written notice to the Adviser and the Company, or by the Adviser immediately upon notice to Pier.

The Pier Agreement provides that Pier will not be liable to the Adviser for the acts or omissions of any other fiduciary or other person acting on behalf of the Adara Fund, or for anything done or omitted to be done by Pier under the terms of the Pier Agreement if Pier willhave acted in good faith and exercised reasonable care. Nothing in the Pier Agreement will in any way constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law. Pier will not be deemed to have breached the Pier Agreement in connection with fluctuations arising from market movements and other events outside the control of Pier.

The Pier Agreement provides that Pier will reimburse, indemnify and hold harmless the Adviser and its officers, directors, employees and agents for any and all expenses (including, without limitation, reasonable legal fees), losses, damages, liabilities, judgments, demands, charges and claims of every kind or nature whatsoever (one or more referred to as “Damages”) caused by or arising, directly or indirectly, out of (i) the gross negligence or willful misconduct of Pier, or Pier’s material breach of fiduciary duty to the Adara Fund, in the performance of its duties under the Pier Agreement, or (ii) the material breach of the Pier Agreement by Pier.

The Pier Agreement provides that the Adviser will reimburse, indemnify and hold harmless Pier and its respective affiliates, officers, directors, employees, and agents for any and all Damages caused by or arising, directly or indirectly out of (i) the gross negligence or willful misconduct of the Adviser, or the Adviser’s material breach of fiduciary duty to the Adara Fund, in the performance of its duties under the Pier Agreement; (ii) the material breach of the Pier Agreement by the Adviser; or (iii) actions of Pier authorized by the direction of the Adviser.

Information About Pier. Pier is a 100% employee-owned Delaware limited liability company formed in July 2004, with a corporate history dating back to 1987. Pier’s main office is located at 600 Summer Street, Suite 203, Stamford, Connecticut 06901. Pier is registered with the SEC as an investment adviser. As of September 30, 2018, Pier had approximately $830 million in assets under management.

Portfolio Manager

Alex Yakirevich (President & Chief Investment Officer): Mr. Yakirevich has been the portfolio manager of the Small-Cap Growth Strategy at Pier since 2008. He joined Pier in 2004 as a Research Analyst. Mr. Yakirevich earned his Bachelors of Science degree in 1993 and his MBA in 2003 both from New York University. Prior to joining Pier Capital, Mr. Yakirevich was at Richmond Consulting & Research from 2002 to 2004, Individual Investors Group, LLC from 1997 to 2001 and Value Line from 1995 to 1997. Mr. Yakirevich has over 20 years of investment industry experience.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Pier indicating position(s) held with Pier. The address of each individual is c/o Pier at the address noted above.

Name	Position(s) Held with Pier
Clemence C. Garcia	Senior Equity Analyst
Frederic R. Hawkins	National Account Representative
John A. Hokenson	Senior Equity Analyst
Hongyuan Hua	Senior Equity Analyst
Dmitry Malinsky	Equity Analyst
Katarzyna Mienko	Chief Compliance Officer
Jan Eric Parsons	Chairman
Natalie A. Wright	Equity Trader
Alexander Yakirevich	President and Chief Investment Officer

Other Advisory Clients. Pier also acts as investment sub-adviser to the other mutual funds listed below, which have similar investment objectives as the Fund. The table below sets forth certain information with respect to these funds.

Name of Fund	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Dunham Small Cap Growth Fund	$35,533,448 (as of April 30, 2018)	Varies. The fund employs a “fulcrum fee” for its sub-advisory fees. As a result, the sub-advisory fees paid to Pier vary generally based on the fund’s performance relative to its benchmark.*	None

*	For the fiscal years ended October 31, 2016 and October 31, 2017, the fund paid Pier a sub-advisory “fulcrum fee” rate of 0.13% and 0.50%, respectively, of average daily net assets.

Aperio Group, LLC and the Aperio Agreements

At a regular meeting of the Board held on September 13, 2018, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act) voting separately, approved new sub-advisory agreements among the Adviser, Aperio and the Company, on behalf of each of the Adara Fund and the Aquarius Fund (collectively, the “Aperio Agreements”). The Aperio Agreements became effective on October 3, 2018.

A change in ownership of Aperio necessitated the Board’s approval of the Aperio Agreements. On August 7, 2018, Golden Gate Capital Opportunity Fund, L.P. and Golden Gate Capital Opportunity Fund - A, L.P. (together, the “Golden Gate Funds”), each a private fund advised by Golden Gate Capital, entered into an agreement to acquire a majority interest in Aperio. Upon completion of the acquisition on October 3, 2018, the Golden Gate Funds collectively owned 83% of Aperio’s outstanding equity interests with the remaining 17% being owned by Aperio management and employees through an equity participation plan. The ultimate control person of Aperio is David Dominik, who owns a controlling interest in GGC Opportunity Fund Management, L.P., the general partner of each of the Golden Gate Funds.

Since the inception of each Fund, Aperio has been a Sub-Adviser to each Fund pursuant to a sub-advisory agreement among the Adviser, Aperio and the Company, on behalf of the Fund. The change in control of Aperio was deemed to be an assignment and, in accordance with the terms of the prior agreements between the Adviser, Aperio and the Company, the prior agreements automatically terminated. The Board's approval of the new sub-advisory agreements was necessary for Aperio to continue to serve as a Sub-Adviser responsible for managing a portion of the Adara Fund’s and the Aquarius Fund’s assets. The change of control is not expected to have any material impact on Aperio’s investment philosophy or management approach or on how Aperio manages its portion of each Fund’s assets.

The terms of the Aperio Agreements are identical to the terms of the prior sub-advisory agreements with respect to services provided by Aperio, and each of the Aperio Agreements are substantially identical. In addition, the sub-advisory fees payable to Aperio under the Aperio Agreements are identical to the fees payable under the prior respective sub-advisory agreements.

The Aperio Agreements provide that Aperio will have full power and authority to supervise and direct the investment of its allocated portion of each Fund’s assets on a discretionary basis in accordance with (i) the Fund’s investment objectives, policies and restrictions set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures established by the Adviser, the Company’s Chief Compliance Officer or the Company’s Board that has been furnished in writing by the Adviser to Aperio, (ii) the written instructions and directions received from the Adviser or the relevant Fund; and (iii) the requirements of the 1940 Act, the Investment Advisers Act of 1940, the Internal Revenue Code of 1986 and all other applicable federal and state laws governing the performance of Aperio’s duties under the Aperio Agreements, all as may be in effect from time to time. Aperio may purchase, sell and otherwise deal with its allocated portion of each Fund’s assets (including exercising all voting rights, granting or withholding consent or taking other actions with respect to the assets), in the name and on behalf of the Fund in a manner consistent with the provisions of the Aperio Agreements.

The Aperio Agreements provide that Aperio is authorized to place orders for the execution of securities transactions on behalf of the Funds with or through such broker-dealers as it may reasonably select, subject to its duty to obtain “the combination of best net price and execution” under the circumstances. In selecting brokers or dealers to execute transactions on behalf of the Funds, Aperio will make its selection based on its expectation of the most advantageous combination of execution, service and price under the circumstances, taking into consideration all relevant factors, including but not limited to price, execution capabilities, reputation, infrastructure, reliability, financial resources, quality of research products or services, and other value-added services. Aperio may pay a broker or dealer a commission in excess of the commission another broker or dealer may have charged, provided Aperio has determined in good faith that such commission is reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Exchange Act) provided to the relevant Fund and other accounts over which Aperio exercises investment discretion. Aperio may utilize a broker or dealer that is an affiliate to the extent permitted by the 1940 Act. If a Fund or a Fund’s assets are a “plan” or an “employee benefit plan” under the Employee Retirement Income Security Act of 1974, Aperio will comply in all material respects with the requirements of PTE 86-128. Nothing in the Aperio Agreements will preclude Aperio from combining orders for the sale or purchase of securities for a Fund with orders for other accounts managed by Aperio, provided that such action is consistent with Aperio’s fiduciary obligations to such Fund.

The Aperio Agreements provide that they will continue in effect for an initial term ending August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved on an individual basis at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the relevant Fund, and (ii) by vote of a majority of the Directors of the Company who are not interested persons of the Company, the Adviser or Aperio, cast in person at a meeting called for the purpose of voting on such approval. The Aperio Agreements may at any time be terminated on 60 days’ written notice to Aperio either by vote of the Board or by vote of a majority of the outstanding voting securities of the relevant Fund. The Aperio Agreements will automatically terminate in the event of their assignment or upon the termination of the Adviser’s Investment Advisory Agreement with the Company, on behalf of the relevant Fund. The Aperio Agreements may be terminated by Aperio on 60 days’ written notice to the Adviser and the Company, or by the Adviser immediately upon notice to Aperio.

Except as otherwise provided by law, neither Aperio nor any of its employees, affiliates, representatives or agents will be liable for: (a) any loss that a Fund may suffer by reason of any investment decision made or other action taken or omitted in good faith by Aperio with that degree of care, skill, prudence, and diligence under the circumstances that a person acting in a fiduciary capacity would use; (b) any loss arising from Aperio’s adherence to a Fund’s written or oral instructions as delivered to Aperio by the Adviser; (c) any act or failure to act by the custodian, any broker or dealer to which Aperio directs transactions for a Fund’s assets or by any other third party. If the assets allocated to Aperio constitute only a portion a Fund’s total assets, Aperio will not be responsible for any of the Fund’s assets not designated to Aperio for management or the diversification of the Fund’s assets.

The Aperio Agreements provide that Aperio will reimburse, indemnify and hold harmless the Adviser and its officers, directors, employees and agents for any and all damages caused by or arising, directly or indirectly, out of (i) the gross negligence or willful misconduct of Aperio, or Aperio’s material breach of fiduciary duty to a Fund, in the performance of its duties under the Aperio Agreements, or (ii) the material breach of an Aperio Agreement by Aperio.

The Aperio Agreements provide that the Adviser will reimburse, indemnify and hold harmless Aperio and its respective affiliates, officers, directors, employees, and agents for any and all damages caused by or arising, directly or indirectly out of (i) the gross negligence or willful misconduct of the Adviser, or the Adviser’s material breach of fiduciary duty to a Fund, in the performance of its duties under an Aperio Agreement; (ii) the material breach of an Aperio Agreement by the Adviser; or (iii) actions of Aperio authorized by the direction of the Adviser.

Information About Aperio. Aperio is a California limited liability company formed in August 1999. Aperio’s main office is located at Three Harbor Drive, Suite 204, Sausalito, California 94965. Aperio is registered with the SEC as an investment adviser. As of September 30, 2018, Aperio had approximately $27.8 billion in assets under management.

Portfolio Managers

Ran Leshem oversees the portfolio management and operations of Aperio’s US, Foreign, and Global products. Mr. Leshem has extensive expertise in applying quantitative techniques and information technology to complex operational problems. Prior to joining Aperio in 2006, Mr. Leshem was a Manager, Operating Strategy at the GAP, Inc. At the GAP, Mr. Leshem managed the development of a store level forecasting system utilizing clustering and data mining algorithms to predict sales based on historical data. Mr. Leshem received a Bachelor’s degree in Mathematics from the University of Waterloo, Canada, where he received the Hewlett Packard Award for academic excellence, and his MBA from the University of California at Berkeley.

Robert Tymoczko is Aperio’s Director of Portfolio Management. Mr. Tymoczko joined Aperio in 2012 and he is responsible for overseeing the day-to-day portfolio management and strategy implementation of all investment products. Prior to joining Aperio, Mr. Tymoczko was a Managing Partner at AlphaStream Capital Management, LLC from 2002 to 2011, where he was responsible for quantitative research and portfolio management. From 1997 to 2002, Mr. Tymoczko was Lead Portfolio Manager and Co-head of U.S. Quantitative Equity Products at Zurich Scudder Investments. Mr. Tymoczko received a BA in Quantitative Economics from Stanford University and his MBA with concentrations in Finance and Econometrics from the University of Chicago.

Jonathan Liu has been a portfolio manager at Aperio since 2014 and provides analytical support in the research, portfolio management, and trading of client portfolios. Mr. Liu joined Aperio in 2007 as a portfolio accountant. He graduated from San Francisco State University, with a BS in corporate finance and financial services. He holds the Chartered Financial Analyst designation and is a member of the CFA Society of San Francisco.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Aperio indicating position(s) held with Aperio. The address of each individual is c/o Aperio at the address noted above.

Name	Position(s) Held with Aperio
Paul Solli	Chief Marketing and Strategy Officer
Patrick Geddes	Chief Executive Officer
Lawrence S. Hing	Chief Compliance Officer
Mark J. Nuti	Chief Financial Officer
Angela M. Osborne	Chief Operating Officer

Other Advisory Clients. Aperio also acts as investment sub-adviser to the other mutual funds listed below, which have similar investment objectives as the Fund. The table below sets forth certain information with respect to these funds.

Name of Fund	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Aspiriant Risk-Managed Equity Allocation Fund	$1,039,848,952 (as of February 28, 2018)	Confidential	-
Pax ESG Beta Quality Fund	$210,191,738 (as of June 30, 2018)	0.08% per annum of the Fund’s average daily net assets.	None
Pax ESG Beta Dividend Fund	$131,571,388 (as of June 30, 2018)	0.08% per annum of the Fund’s average daily net assets.	None
Praxis International Index Fund	$278,035,008 (as of June 30, 2018)	0.15% of the first $500 million of average daily net assets; 0.13% of average daily net assets in excess of $500 million. Minimum advisory fees to Aperio are not less than $100,000.	None

Board’s Considerations in Approving the Pier Agreement and the Aperio Agreements

The Pier Agreement

The Board, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved the Pier Agreement at a meeting held on May 9-10, 2018 (for this section only, the “Meeting”). In considering the approval of the Pier Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services provided to the Adara Fund by Pier; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Pier’s investment philosophies and processes; (iv) Pier’s assets under management and client descriptions; (v) Pier’s soft dollar commission and trade allocation policies, including information on the types of research and services obtained in connection with soft dollar commissions; (vi) Pier’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Pier’s compliance procedures; and (viii) Pier’s financial information and insurance coverage.

As part of their review, the Board considered the nature, extent and quality of the services provided by Pier. The Directors also considered the fees payable to Pier under the Pier Agreement. In this regard, the Board noted that the fees for Pier were payable by the Fund.

After reviewing the information regarding the Adviser’s and Pier’s costs, profitability and economies of scale, and after considering the services to be provided by the Adviser and Pier, the Directors concluded that the investment advisory fees to be paid by the Fund to Pier were fair and reasonable and that the Pier Agreement should be approved for an initial period ending August 16, 2019.

The Aperio Agreements

The Board, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved the Aperio Agreements at a meeting held on May 9-10, 2018 (for this section only, the “Meeting”). In considering the Aperio Agreements, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services provided to the Funds by Aperio; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Aperio’s investment philosophies and processes; (iv) Aperio’s assets under management and client descriptions; (v) Aperio’s soft dollar commission and trade allocation policies, including information on the types of research and services obtained in connection with soft dollar commissions; (vi) Aperio’s advisory fee arrangements and other similarly managed clients, as applicable; (vii) Aperio’s compliance procedures; (viii) Aperio’s financial information and insurance coverage, including the effect of the change of control on Aperio’s operations; (ix) the extent to which economies of scale are relevant to the Fund; (x) a report prepared by Broadridge/Lipper comparing the Fund’s management fees and total expense ratio to those of its Lipper Group and comparing the performance of the Fund to the performance of its Lipper Group; and (xi) a report comparing the performance of the Fund to the performance of its benchmark. The Board acknowledged that it relied, in part, on its prior review of Aperio at its May 9-10, 2018 Meeting whereby the Board had performed its review and annual renewal of the prior Aperio sub-advisory agreements.

The Board also considered the fees payable to Aperio under the proposed Aperio Agreements and the services to be provided by Aperio. In this regard, the Board noted that the fees for Aperio were payable by Altair.

After reviewing the information regarding Aperio’ s costs, profitability and economies of scale, and after considering the services to be provided by Aperio, the Board concluded that the sub-advisory fees to be paid by Altair to Aperio were fair and reasonable and that the Aperio Agreements with should be approved for an initial period ending August 16, 2019.

Additional Information

Advisory and Sub-Advisory Fees. For the fiscal year ended August 31, 2018, the Adara Fund did not pay the Advisor any advisory fees. For the fiscal year ended August 31, 2018, the Adara Fund paid the Sub-Advisors aggregate sub-advisory fees in the amount of $2,287,023 for an annualized rate of 0.76%. For the fiscal period commencing April 17, 2018 and ended August 31, 2018, the Aquarius Fund did not pay the Advisor any advisory fees. For the fiscal period commencing April 17, 2018 and ended August 31, 2018, the Aquarius Fund paid the Sub-Advisors aggregate sub-advisory fees in the amount of $200,401 for an annualized rate of 0.39%.

As of October 31, 2018 (the “Record Date”) the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Funds, individually. For the fiscal year ended August 31, 2018, neither Fund made brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreements. Altair is a Delaware limited liability company formed in June 2002. Altair serves as the investment adviser to the Funds. The Adviser's principal place of business is located at 303 West Madison Street, Suite 600, Chicago, Illinois, 60606. PHRM Investments LLC holds a controlling interest in the Adviser. As of September 30, 2018, the Adviser had over $4.7 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Altair Advisers LLC
Richard K. Black	Managing Director
Rebekah L. Kohmescher	Chief Executive Officer
Jason M. Laurie	Managing Director and Chief Investment Officer
Bryan R. Malis	Managing Director
Michael J. Murray	Managing Director
Donald J. Sorota	Managing Director
Steven B. Weinstein	Chairman

The Adviser does not receive a separate management fee from the Funds. However, pursuant to the Adara Fund’s investment advisory agreement with the Adviser (the “Adara Advisory Agreement”), the Adviser is entitled to receive reimbursement for out-of-pocket expenses it incurs in connection with its compliance monitoring of Adara Fund trading, up to 0.01% of the Fund’s average daily net assets. In addition, pursuant to the Aquarius Fund’s investment advisory agreement with the Adviser (the “Aquarius Advisory Agreement” and, together with the Adara Advisory Agreement, the “Advisory Agreements”), the Adviser is entitled to receive reimbursement for compliance expenses in connection with managing the Aquarius Fund, up to 0.03% of the Fund’s average daily net assets. The Adviser will continue to manage, supervise and conduct the affairs and business of the Funds and matters incidental thereto. The Advisory Agreements will automatically terminate, without the payment of any penalty, in the event of their assignment. The Advisory Agreements may be terminated, without the payment of penalty, on 60 days’ written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the applicable Fund or by vote of the Board). Each Advisory Agreements will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the applicable Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 777 East Wisconsin Avenue, 6th Floor, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. The Funds will furnish, without charge, copies of their August 31, 2018 annual report to any shareholder upon request addressed to: [Name of Fund], c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. The Funds’ annual reports may also be obtained, without charge, by calling 1-844-261-6482.

Share Ownership Information. This Joint Information Statement is being provided to shareholders of record of the Funds as of the Record Date specified above. On such date, the Adara Fund had 20,844,573 Shares outstanding and the Aquarius Fund had 17,995,232 Shares outstanding.

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Funds as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of October 31, 2018
Adara Smaller Companies Fund — Shares	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	18,925,947	90.80%
Adara Smaller Companies Fund — Shares	BNY Mellon N.A. P.O. Box 534005 Pittsburgh, PA 15253-4005	1,112,739	5.34%
Aquarius International Fund — Shares	Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	15,354,054	85.32%
Aquarius International Fund — Shares	Charles Schwab & Co. Inc. 211 Main Street San Francisco, CA 94105-1905	1,666,474	9.26%
Aquarius International Fund — Shares	BNY Mellon N.A. P.O. Box 534005 Pittsburgh, PA 15253-4005	974,705	5.42%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Joint Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Joint Information Statement, please call toll-free at 1-844-261-6482 or write to the Funds: [Name of Fund], c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.